SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): April 11, 2007
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	001-31775	86-1062192
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     In connection with the issuance of Series C Preferred Stock described in Item 3.02 below, Ashford Hospitality Trust, Inc. (the “Company) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Wachovia Investment Holdings, LLC (“Wachovia LLC”) on April 11, 2007, pursuant to which the Company agreed to issue 8,000,000 shares of Series C Preferred Stock to Wachovia LLC for $200,000,000, less a commitment fee of $6.3 million, a portion of which may be refunded to the Company upon redemption. Under the terms of the Purchase Agreement, filed with this Form 8-K as Exhibit 10.33.5 and the related articles supplementary filed with this Form 8-K as Exhibit 4.4, the liquidation preference of the Series C Preferred Stock is set at $25.00 per share; the preferred stock initially accrues preferred dividends at a rate of LIBOR plus 2.5% per year; the Company can redeem the Series C Preferred Stock at its option at any time prior to October 10, 2008; and after October 10, 2008, the dividend rate will increase to LIBOR plus a margin equal to 4.25%, 5.00% or 8.00%, depending on our then-current net debt to total assets ratio. Additionally, if there is a change of control of the Company or shares of Series C Preferred Stock are delisted after having been listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ, the then-effective dividend rate for the Series C Preferred Stock will increase by 2% per year. We have also provided demand and shelf registration rights to the holders of the Series C Preferred Stock exercisable commencing November 11, 2007. The Investor Rights Agreement setting forth the registration rights of the holders of the Series C Preferred Stock is filed with this Form 8-K as Exhibit 10.33.5.1
     On April 10, 2007, the Company and Security Capital Preferred Growth Incorporated (“Security Capital”), the holder of 100% of the Company’s outstanding Series B-1 Preferred Stock, entered into a letter agreement temporarily amending the terms of the Series B Cumulative Convertible Redeemable Preferred Stock Purchase Agreement, originally entered into on December 27, 2004. Pursuant to the letter agreement, filed with this Form 8-K as Exhibit 10.33.5.2, Security Capital agreed to a temporary amendment of the original agreement through December 31, 2007. Pursuant to this temporary amendment, the Company’s total debt to total undepreciated real estate assets (“debt ratio”) cannot exceed 85% at any time prior to December 31, 2007, and thereafter, its debt ratio cannot exceed 75%, as set forth in the original agreement. If the Company fails to comply with the 85% debt ratio at any time prior to December 31, 2007, or if the Company fails to comply with the 75% debt ratio on January 2, 2008, the remedies available to Security Capital under the Company’s charter for covenant violations will be accelerated and will not be subject to a cure period. Specifically, the Company will be required to pay Security Capital a quarterly default dividend of $.05015 per share of Series B-1 Preferred Stock outstanding, or an aggregate of $373,510 based on 7,447,865 shares outstanding as of April 12, 2007, each quarter until the covenant violation is cured and the Company will be required to increase the size of its board of directors by two members, both of whom will be elected by Security Capital. If the Company fails to comply with the 75% debt ratio after January 2, 2008, Security Capital will have the remedies available to it under the Company’s charter, subject to a 120-day cure period. Finally, under the terms of the letter agreement, the Company’s right to redeem the Series B-1 Preferred Stock will not be exercisable during the continuation of any covenant violation.
     Item 3.02. Unregistered Sale of Equity Securities.
     On April 11, 2007, the Company issued 8,000,000 shares of its Series C Cumulative Redeemable Preferred Stock to Wachovia LLC for $200 million, less a commitment fee in the maximum amount of $6.3 million. The Series C Preferred Stock is not convertible or exchangeable into any other securities of the Company.
     The issuance of the Series C Preferred Stock was effected in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended; however, the Company has agreed to file a resale shelf registration statement or a demand registration statement in connection with an underwritten offering of the Series C Preferred Stock, in each case upon the request of the holders of the Series C Preferred Stock.
     Item 3.03. Material Modifications to Rights of Security Holders.
     On April 10, 2007, Security Capital, the holder of 100% of the outstanding Series B-1 Preferred Stock of the Company, and the Company entered into a letter agreement, described in Item 1.01 above and incorporated into this Item 3.03. Pursuant to the letter agreement, the holders of the Series B-1 Preferred Stock temporarily waived compliance by the Company with a financial covenant to maintain a debt ratio of 75% or less. If the Company fails to maintain a debt ratio of 85% or less at any time prior to December 31, 2007, or if the Company fails to comply with the 75% debt ratio on January 2, 2008, the remedies available to Security Capital under the Company’s charter for covenant violations will be accelerated and will not be subject to a cure period.
(c)	Exhibits

Exhibit No.	Description

4.4	Articles Supplementary for Series C Cumulative Redeemable Preferred Stock dated April 11, 2007.

10.33.5	Stock Purchase Agreement dated April 11, 2007 between Ashford Hospitality Trust, Inc. and Wachovia Investment Holdings, LLC.

10.33.5.1	Investor Rights Agreement dated as of April 11, 2007, by and between Ashford Hospitality Trust, Inc., and Wachovia Investment Holdings, LLC.

10.33.5.2	Letter Agreement dated April 10, 2007 between Ashford Hospitality Trust, Inc. and Security Capital Preferred Growth Incorporated.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 12, 2007

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ DAVID A. BROOKS

David A. Brooks
Chief Legal Officer